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                                                                    EXHIBIT 99.1


Blue River Bancshares, Inc. Announces Third Quarter 2005 Earnings (Unaudited)

October 20, 2005

Blue River Bancshares, Inc. (BRBI) today announced consolidated net income of $408,000 for the quarter ended September 30, 2005. This net income compares to a consolidated net loss of $144,000 for the same period of 2004. Basic earnings per share were $0.12 for the quarter ended September 30, 2005, compared to a loss of $0.04 per share for the quarter ended September 30, 2004. Weighted average outstanding shares (basic) for the third quarter of 2005 were 3,507,150 as compared to 3,406,150 for the corresponding quarter of 2004. The Company maintains a valuation allowance against its deferred tax asset. The Company recorded changes in its valuation allowance to offset a change in the deferred tax, resulting in no income tax expense for the quarter ended September 30, 2005.

Consolidated net income for the nine month period ended September 30, 2005 was $675,000 or $0.20 per share, with weighted average outstanding shares totaling 3,460,905, as compared to a net loss, for the same nine month period ended September 30, 2004, of $71,000 or $0.02 per share based upon 3,406,150 outstanding shares.

Net interest income before loan loss provision for the three months ended September 30, 2005 was $1,815,000 as compared to $1,552,000 for the same period in 2004. Non-interest income for the three months ended September 30, 2005 was $476,000 as compared to $285,000 for the same period in 2004. During the three month period ended September 30, 2005, we had a gain on sale of other real estate of $138,000, compared to a second quarter loss on sale of other real estate of $76,000.

The loan loss provision for the three months ended September 30, 2005, was $46,000 versus $175,000 for the quarter ended September 30, 2004.

Non-interest expense increased to $1,838,000 for the three months ended September 30, 2005 from $1,806,000 for the same period of 2004. This increase was primarily the result of increased compensation and professional fees; however, during the 2004 quarter we had $153,000 of expenses related to a proposed merger.

Russell Breeden, III Chairman, CEO and President of Blue River commented, "We are pleased to see our net interest income, after the provision for loan loss, increase by $117,000 from the second quarter of 2005 to this current quarter. Additionally, current management at Shelby County Bank has sold most of the Bank's other real estate owned and they can fully focus on moving the bank forward."

Mr. Breeden also said "We have finally reached, what we believe to be, a sustainable level of core earnings, from which we can continue to grow. From this point, we believe


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an increase in our loan portfolio should lead us to achieve a meaningful return on shareholders' equity. We continue to be fairly asset sensitive, with a large amount of variable rate loans tied to the prime lending rate, so we are also benefiting from the recent increases in the prime rate."

Blue River Bancshares, Inc. is the holding company for Shelby County Bank, Shelbyville, Indiana and Paramount Bank, formerly known as Unified Banking Company, Lexington, Kentucky.

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they include words like "believe," "expect," "anticipate," "estimate," and "intend," or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements relate to, among other things, expectations of the business environment in which Blue River operates, projections of future performance, perceived opportunities in the market and potential future credit experience.

These forward-looking statements are based upon the current beliefs and expectations of Blue River's management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are outside of Blue River's control. Blue River's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors, including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes, other factors that may be subject to circumstances beyond Blue River's control and any other risks detailed in Blue River's reports filed with the Securities and Exchange Commission.

Blue River undertakes no obligation to revise these statements following the date of this press release.



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